Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on July 13, 2011

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Assured Guaranty Ltd.
(Exact name of Registrant as specified in its charter)

Bermuda	98-0429991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
30 Woodbourne Avenue Hamilton HM 08 Bermuda Telephone: (441) 279-5700	Assured Guaranty Corp. 31 West 52ndStreet New York, New York 10019 Attn: General Counsel Telephone: (212) 974-0100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James M. Michener General Counsel and Secretary Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda (441) 279-5702	Edward S. Best Mayer, Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 (312) 782-0600

           Approximate Date of Commencement of Proposed Sale to the Public:    From time to time after the Registration Statement becomes effective.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

           If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered*	/Amount to be Registered(1)/Proposed maximum aggregate offering price per unit Proposed maximum aggregate offering price/Amount of registration fee

Common Shares of Assured Guaranty Ltd	(1)

*
Additional securities may be added by automatically effective post-effective amendments pursuant to Rule 413.

(1)
An indeterminate number or amount of common shares of Assured Guaranty Ltd. as may from time to time be issued at indeterminate prices. Securities registered, referred to as the offered securities, may be sold separately.

           In accordance with Rules 456(b) and 457(r), the Registrants are deferring payment of all of the registration fees, except for $9,780 that has already been paid with respect to 10,651,896 common shares that were previously registered pursuant to Registration Statements No. 333-125383 and 333-158290 and were not sold thereunder, which was applied in connection with prospectus supplements that were filed on August 8, 2008 and July 28, 2009.

PROSPECTUS

Common Shares

        This prospectus relates to common shares of Assured Guaranty Ltd. to be offered for sale by selling shareholders. The distribution of the common shares by the selling shareholders may be effected from time to time, including:

  •
  in underwritten public offerings;

  •
  in ordinary brokerage transactions on securities exchanges, including the New York Stock Exchange;

  •
  to or through brokers or dealers who may act as principal or agent; or

  •
  in one or more negotiated transactions.

        The brokers or dealers through or to whom the common shares may be sold may be deemed underwriters of the common shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See "Plan of Distribution" for a further description of how the selling shareholders may dispose of the shares covered by this prospectus.

        We will not receive any of the proceeds from sales of the common shares made by the selling shareholders pursuant to this prospectus.

        Our common shares are listed on the New York Stock Exchange under the symbol "AGO." The last reported sale price of the common stock on July 12, 2011 was $16.50 per share.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 13, 2011.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. The common shares offered by this prospectus are being offered only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes and for the issue and transfer of options, warrants, depositary receipts, rights, loan notes and other securities, subject to the condition that our shares are listed on an appointed stock exchange, which includes the New York Stock Exchange, Inc. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent, or 50 percent of the common shares must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The Bermuda Monetary Authority may, by written notice, object to such a person if it appears to the Bermuda Monetary Authority that the person is not fit and proper to be such a holder. The Bermuda Monetary Authority may require the holder to reduce their holding of common shares of Assured Guaranty Ltd. and direct, among other things, that voting rights attaching to the common shares shall not be exercisable. A person that does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

        For so long as we have as a subsidiary an insurer registered under the Insurance Act 1978 (as amended) of Bermuda, the Bermuda Monetary Authority may at any time, by written notice, object to a person holding 10 percent or more of the common shares of Assured Guaranty Ltd. if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Bermuda Monetary Authority may require the shareholder to reduce its holding of common shares of Assured Guaranty Ltd. and direct, among other things, that such shareholder's voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its

i

or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the Financial Services Authority ("FSA UK") of its intention to do so. The FSA UK then has three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA UK must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the FSA UK.

        In this prospectus, references to "dollars" and "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

ii

iii

ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the offered common shares. Each time any selling shareholder sells any of these offered common shares, it will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that sale. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents we incorporate by reference, contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance industries in general. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "may," "will," "continue," "further," "seek," and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

  •
  rating agency action, including a ratings downgrade or change in outlook at any time of Assured Guaranty Ltd. ("AGL" and together with its subsidiaries, "Assured Guaranty," the "Company," "we," "us," or "our,") or any of its subsidiaries and/or of transactions that AGL's subsidiaries have insured, both of which have occurred in the past, or a change in rating criteria;

  •
  developments in the world's financial and capital markets that adversely affect issuers' payment rates, the Company's loss experience, its ability to cede exposure to reinsurers, its access to capital, its unrealized (losses) gains on derivative financial instruments or its investment returns;

  •
  changes in the world's credit markets, segments thereof or general economic conditions;

  •
  more severe or frequent losses implicating the adequacy of the Company's loss reserve;

  •
  the impact of market volatility on the mark-to-market of the Company's contracts written in credit default swap form;

  •
  reduction in the amount of insurance and reinsurance opportunities available to the Company;

  •
  deterioration in the financial condition of our reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to us under our reinsurance agreements;

  •
  the possibility that the Company will not realize insurance loss recoveries or damages from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions;

  •
  increased competition;

  •
  changes in applicable accounting policies or practices;

  •
  changes in applicable laws or regulations, including insurance and tax laws;

  •
  other governmental actions;

  •
  difficulties with the execution of the Company's business strategy;

  •
  contract cancellations;

  •
  the Company's dependence on customers;

  •
  loss of key personnel;

  •
  adverse technological developments;

  •
  the effects of mergers, acquisitions and divestitures;

  •
  natural or man-made catastrophes;

  •
  other risks and uncertainties that have not been identified at this time;

  •
  management's response to these factors; and

  •
  other risk factors identified in the Company's filings with the SEC.

        The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in our periodic reports filed with the SEC. We undertake no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus or in the documents incorporated by reference reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

        For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.

ASSURED GUARANTY LTD.

        Assured Guaranty Ltd. is a Bermuda based holding company providing, through its operating subsidiaries, credit protection products to the United States ("U.S.") and international public finance, infrastructure and structured finance markets. The Company has applied its credit underwriting judgment, risk management skills and capital markets experience to develop insurance, reinsurance and credit derivative products that protect holders of debt instruments and other monetary obligations from defaults in scheduled payments, including scheduled interest and principal payments. The securities insured by the Company include taxable and tax-exempt obligations issued by U.S. state or municipal governmental authorities, utility districts or facilities; notes or bonds issued to finance international infrastructure projects; and asset-backed securities issued by special purpose entities. The Company markets its credit protection products directly to issuers and underwriters of public finance, infrastructure and structured finance securities as well as to investors in such debt obligations. The

Company guarantees debt obligations issued in many countries, although its principal focus is on the U.S., Europe and Australia. AGL's principal executive officers are at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, and its telephone number is (441) 279-5700.

        On July 1, 2009, the Company acquired Financial Security Assurance Holdings Ltd. (renamed Assured Guaranty Municipal Holdings Inc., "AGMH"), and AGMH's subsidiaries, from Dexia Holdings, Inc. ("Dexia Holdings"). AGMH's principal insurance subsidiary is Financial Security Assurance Inc. (renamed Assured Guaranty Municipal Corp., "AGM"). The acquisition is referred to as the AGMH Acquisition.

        The AGMH Acquisition did not include the acquisition of AGMH's former financial products business, which was comprised of its guaranteed investment contracts business, its medium term notes business and the equity payment agreements associated with AGMH's leveraged lease business (collectively, the "Financial Products Business"). The AGMH subsidiaries that conducted AGMH's former Financial Products Business were transferred to Dexia Holdings prior to completion of the AGMH Acquisition. In addition, the Company has entered into various agreements with Dexia SA (the parent of Dexia Holdings) and certain of its subsidiaries (collectively, "Dexia"), in order to transfer to such Dexia entities the credit and liquidity risks associated with AGMH's former Financial Products Business.

        Since the AGMH Acquisition, the Company has conducted its financial guaranty business on a direct basis from two companies: AGM and Assured Guaranty Corp. ("AGC"). AGM focuses exclusively on the U.S. public finance and global infrastructure business and does not underwrite any new structured finance business. AGC underwrites global structured finance obligations as well as U.S. public finance and global infrastructure obligations. Neither company currently underwrites any new U.S. residential mortgage backed securities transactions. In addition to AGM and AGC, AGL's principal operating subsidiaries include Assured Guaranty Re Ltd. ("AG Re"):

  •
  AGM, an insurance company located and domiciled in New York, was organized in 1984 and commenced operations in 1985. Since mid-2008, it only provides insurance and reinsurance that protects against principal and interest payment defaults on debt obligations in the U.S. public finance and global infrastructure market. Previously, AGM also offered insurance and reinsurance in the global structured finance market. AGM owns 100% of Assured Guaranty Municipal Insurance Company (formerly FSA Insurance Company), an insurance company that has re-domesticated to New York that primarily provides reinsurance to AGM. AGM and Assured Guaranty Municipal Insurance Company together own Assured Guaranty (Bermuda) Ltd. (formerly Financial Security Assurance International Ltd., "Assured Guaranty (Bermuda)"), a Bermuda insurance company that provides reinsurance to AGM and insurance for transactions outside the U.S. and European markets. Assured Guaranty Municipal Insurance Company in turn owns 100% of Assured Guaranty (Europe) Ltd. (formerly Financial Security Assurance (U.K.) Limited, "AGE"), a United Kingdom ("U.K.") incorporated company licensed as a U.K. insurance company and authorized to operate in various countries throughout the European Economic Area. AGE provides financial guaranty insurance in both the international public finance and structured finance markets and is the primary entity from which the Company writes business in the European Economic Area.

  •
  AGC, an insurance company located in New York and domiciled in Maryland, was organized in 1985 and commenced operations in January 1988. It provides insurance and reinsurance that protects against principal and interest payment defaults on debt obligations in either financial guaranty or credit derivative contract form in the U.S. public finance and the global infrastructure and structured finance markets. AGC owns 100% of Assured Guaranty (U.K.) Ltd. ("AGUK"), a company incorporated in the U.K. as a U.K. insurance company. AGUK's board of directors has determined that it is not necessary to maintain both AGUK and

    AGE to write new business and, accordingly, the Company has elected to place AGUK into run-off and has filed a run-off plan with the U.K. Financial Services Authority.

  •
  AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3B insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc., a Delaware corporation, which owns the entire share capital of a Bermuda Class 3A and long-term insurer, Assured Guaranty Re Overseas Ltd. ("AGRO"; AG Re, AGRO and Assured Guaranty (Bermuda), collectively, the "Bermuda Subsidiaries"). AG Re underwrites financial guaranty reinsurance and AGRO underwrites financial guaranty and residential mortgage reinsurance. AG Re and AGRO write business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. AGRO, in turn, owns Assured Guaranty Mortgage Insurance Company, a New York corporation that is authorized to provide mortgage guaranty insurance.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling shareholder of the common shares. We will pay all expenses of the registration and sale of the common shares, other than selling discounts and commissions.

DESCRIPTION OF AGL SHARE CAPITAL

        The following summary of our share capital is qualified in its entirety by the provisions of Bermuda law, our memorandum of association and Bye-Laws, copies of which are incorporated by reference to the registration statement of which this prospectus is a part. In this section, the "Company," "we," "us" and "our" refer to Assured Guaranty Ltd. and not to any of its subsidiaries.

General

        We have an authorized share capital of $5,000,000 divided into 500,000,000 shares, par value U.S. $0.01 per share, of which 184,192,554 common shares were issued and outstanding as of June 30, 2011, excluding 76,242 unvested restricted common shares. Except as described below, our common shares have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally, in proportion to the number of common shares held by such holder, in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Under certain circumstances, we have the right to purchase all or a portion of the shares held by a shareholder. See "—Acquisition of Common Shares by Us" below. All of the common being sold in this offering are fully paid and non-assessable. Holders of our common shares are entitled to receive such dividends as lawfully may be declared from time to time by our board of directors.

Voting Rights and Adjustments

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote with respect to their fully paid shares at all meetings of shareholders. However, if, and so long as, the common shares (and other of AGL's shares) of a shareholder are treated as "controlled shares" (as determined pursuant to section 958 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code) of any "United States person" as defined in the Code (a "U.S. Person") and such controlled shares constitute 9.5% or more of the votes conferred by AGL's issued and outstanding shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5% of the voting power of all issued and outstanding shares, under a formula specified in

AGL's Bye-laws. The formula is applied repeatedly until there is no U.S. Person whose controlled shares constitute 9.5% or more of the voting power of all issued and outstanding shares and who generally would be required to recognize income with respect to AGL under the Code if AGL was a controlled foreign corporation as defined in the Code and if the ownership threshold under the Code were 9.5% (as defined in AGL's Bye-Laws as a "9.5% U.S. Shareholder"). In addition, AGL's board of directors may determine that shares held carry different voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid adverse tax, legal or regulatory consequences to the Company or any of its subsidiaries or any direct or indirect holder of shares or its affiliates. "Controlled shares" includes, among other things, all shares of AGL that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). These provisions do not apply in the event one shareholder owns greater than 75% of the voting power of all issued and outstanding shares. Funds affiliated with Wilbur L. Ross, Jr., one of our directors, are subject to this voting restriction.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. AGL's Bye-laws provide that AGL will use its best efforts to notify shareholders of their voting interests prior to any vote to be taken by them.

        AGL's board of directors is authorized to require any shareholder to provide information for purposes of determining whether any holder's voting rights are to be adjusted, which may be information on beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts AGL's board of directors may deem relevant. If any holder fails to respond to this request or submits incomplete or inaccurate information, AGL's board of directors may eliminate the shareholder's voting rights. All information provided by the shareholder will be treated by us as confidential information and shall be used by us solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists and applying the adjustments to voting power (except as otherwise required by applicable law or regulation).

Restrictions on Transfer of Common Shares

        Each transfer must comply with current Bermuda Monetary Authority permission or have specific permission from the Bermuda Monetary Authority. AGL's board of directors may decline to register a transfer of any common shares under certain circumstances, including if they have reason to believe that any adverse tax, regulatory or legal consequences to AGL, any of its subsidiaries or any of its shareholders or indirect holders of shares or its Affiliates may occur as a result of such transfer (other than such as AGL's board of directors considers de minimis). Transfers must be by instrument unless otherwise permitted by the Companies Act 1981 of Bermuda, which we refer to in this prospectus as the Companies Act.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of AGL.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of AGL's common shares would indirectly control the same percentage of the stock of AGL's U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the FSA UK of its intention to do so. The FSA UK then has three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA UK must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the FSA UK.

Acquisition of Common Shares by AGL

        Under AGL's Bye-Laws and subject to Bermuda law, if AGL's board of directors determines that any ownership of AGL's shares may result in adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of its shareholders or indirect holders of shares or its affiliates (other than such as AGL's board of directors considers de minimis), AGL has the option, but not the obligation, to require such shareholder to sell to it or to a third party to whom AGL assigns the repurchase right the minimum number of common shares necessary to avoid or cure any such adverse consequences at a price determined in the discretion of the board of directors to represent the shares' fair market value (as defined in AGL's Bye-Laws).

Issuance of Shares

        Subject to AGL's Bye-Laws and Bermuda law, AGL's board of directors has the power to issue any of its unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Bye-Laws

        In addition to the provisions of the Bye-Laws described above under "—Voting Rights and Adjustments," the following provisions are a summary of some of the other important provisions of AGL's Bye-Laws.

        AGL's Board of Directors and Corporate Action.    AGL's Bye-Laws provide that AGL's board of directors shall consist of not less than three and not more than 21 directors, the exact number as determined by the board of directors. AGL's board of directors consists of 11 persons. In May 2011, AGL's shareholders approved an amendment to AGL's Bye-Laws providing for all directors to be elected for one-year terms. Previously, AGL's directors were divided into three classes with staggered three-year terms. The bye-law amendment did not shorten the unexpired term of any director. Shareholders may only remove a director for cause (as defined in AGL's Bye-Laws) at a general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before the meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs in those events set out in AGL's Bye-Laws as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the board of directors.

        Generally under AGL's Bye-Laws, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. A quorum shall be at least one-half of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.

        Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the issued and outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of AGL's shareholders in a general meeting may be taken, without a meeting, by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws.

        The Bye-Laws contain advance notice requirements for shareholder proposals and nominations for directors, including when proposals and nominations must be received and the information to be included.

        Amendment.    The Bye-Laws may be amended only by a resolution adopted by the board of directors and by resolution of the shareholders.

        Voting of Non-U.S. Subsidiary Shares.    If AGL is required or entitled to vote at a general meeting of any of AG Re, Assured Guaranty Finance Overseas Ltd. or any other directly held AGL non-U.S. subsidiary, AGL's board of directors shall refer the subject matter of the vote to AGL's shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the non-U.S. subsidiary. AGL's board of directors in its discretion shall require that substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of any direct or indirect non-U.S. subsidiaries other than Assured Guaranty (UK) Ltd. and Assured Guaranty Re Overseas Ltd.

Anti-Takeover Provisions in AGL's Bye-Laws

        AGL's Bye-Laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of AGL's common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of AGL's common shares if they are viewed as discouraging takeover attempts in the future.

        For example, AGL's Bye-Laws contain the following provisions that could have such an effect:

  •
  shareholders have limited ability to remove directors;

  •
  if the controlled shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of AGL, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%;

  •
  AGL's board of directors may decline to approve or register the transfer of any common shares on AGL's share register if it appears to the board of directors, after taking into account the limitations on voting rights contained in AGL's Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any shareholder, would result from such transfer (other than such as AGL's board of directors considers to be de minimis); and

  •
  subject to any applicable requirements of or commitments to the New York Stock Exchange, AGL's directors may decline to record the transfer of any common shares on AGL's share register unless the board of directors obtains: (i) a written opinion from counsel supporting the legality of the transaction under U.S. securities laws and (ii) approval from appropriate governmental authority if such approval is required.

Differences in Corporate Law

        You should be aware that the Companies Act, which applies to AGL, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to AGL (including modifications adopted pursuant to AGL's Bye-Laws) which differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to AGL and its shareholders.

        Duties of Directors.    Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

  •
  a duty to act in good faith in the best interests of the company;

  •
  a duty not to make a personal profit from opportunities that arise from the office of director;

  •
  a duty to avoid conflicts of interest; and

  •
  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

  •
  to act honestly and in good faith, with a view to the best interests of the company; and

  •
  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. AGL's Bye-Laws, however, provide that AGL and each of AGL's shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer of AGL (and others identified in the Bye-Laws) for any act or failure to act in the performance of such director's or officer's duties, provided that this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

        The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

        Under the "business judgment rule," courts generally do not second guess the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive actions in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors' conduct to enhanced scrutiny.

        Interested Directors.    Under Bermuda law and AGL's Bye-Laws, a transaction entered into by AGL, in which a director has an interest, will not be voidable by AGL, and such director will not be liable to AGL for any profit realized pursuant to such transaction, provided the nature of the interest is duly disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, AGL's Bye-Laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such a transaction would not be voidable if

  •
  the material facts with respect to such interested director's relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors,

  •
  such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or

  •
  the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Dividends.    Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances; for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, AGL's ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints.

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. AGL may, with the approval of AGL's board and, except in the case of amalgamations with and between wholly owned subsidiaries being Bermuda companies, at least 75% of the votes cast at a general meeting of AGL's shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, AGL may enter into certain business transactions with its significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from AGL's board of directors but without obtaining prior approval from AGL's shareholders. If AGL were a Delaware corporation, it would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of its outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of AGL's assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless AGL had opted out of the relevant Delaware statute, as provided for in that statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in AGL's name to remedy a wrong done to it where the act complained of is alleged to be beyond AGL's corporate power or is illegal or would result in the violation of AGL's Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of AGL's shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. AGL's Bye-Laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any AGL director or officer (and others identified in the Bye-Laws) for any action or failure to act in the performance of such person's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such person. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law AGL may, and under AGL's Bye-Laws AGL, will indemnify its directors, officers, any other person appointed to a committee of the board of directors and certain other persons identified in the Bye-Laws (and their respective heirs, executors or administrators) against all actions, costs, charges, losses, damages and expenses incurred or sustained by such person by reason of any act done, concurred in or omitted in the execution of his/her duties or supposed duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if

  •
  such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and

  •
  with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Under AGL's Bye-Laws, AGL and each of its shareholders agree to waive any claim or right of action, other than those involving fraud or dishonesty, against any of AGL's officers or directors or others identified in AGL's Bye-Laws.

        Inspection of Corporate Records.    Members of the general public have the right to inspect AGL's public documents available at the office of the Registrar of Companies in Bermuda and AGL's registered office in Bermuda, which will include AGL's memorandum of association (including its objects and powers) and any alteration to AGL's memorandum of association and documents relating to any increase or reduction of authorized capital. AGL's shareholders have the additional right to inspect AGL's Bye-Laws, minutes of general meetings and audited annual financial statements, which must be presented to the annual general meeting of shareholders. The register of AGL's shareholders is also open to inspection by shareholders and members of the public without charge. AGL is required to maintain AGL's share register in Bermuda but, as AGL's shares are listed on the New York Stock Exchange and having given the required notice to the Bermuda Registrar of Companies, AGL has established a branch register outside of Bermuda. AGL is required to keep at its registered office a register of AGL's directors and officers (containing that information required under Bermuda law) which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. AGL's Bye-Laws also include advance-notice provisions regarding shareholder proposals and nominations. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

        Calling of Special Shareholders' Meetings.    Under AGL's Bye-Laws, a special general meeting may be called by AGL's President or by AGL's Chairman or any of AGL's directors and AGL's secretary or by AGL's board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid-up voting share capital of AGL as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

        Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent. A resolution in writing is passed when it is signed by the members of the company who at the date of the notice of the resolution represent such majority of votes as would be required if the resolution had been voted on at a meeting or when it is signed by all the members of the company or such other majority of members as may be provided by the bye-laws of the company. AGL's Bye-laws require that the written consent of 100% of the shareholders is required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

        Amendment of Governing Documents.    Consistent with the Companies Act, our Bye-Laws provide that the Bye-Laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

        Under Delaware law, amendment of the certificate of incorporation of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Listing

        AGL's common shares are listed on the New York Stock Exchange under the trading symbol "AGO."

Transfer Agent and Registrar

        The transfer agent and registrar for AGL's common shares is BNY Mellon Shareowner Services, whose principal executive office is located at 101 Barclay Street, New York, NY 10286.

 MATERIAL TAX CONSIDERATIONS

        The following summary of the taxation of us and our shareholders, is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) "Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman Limited, special Bermuda legal counsel and (ii) "United States Taxation" is based upon the advice of Mayer Brown LLP. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to the ownership of our common shares by investors that are U.S. Persons (as defined below) who acquire such shares in the offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions such as insurance accounting determinations or RPII (as defined below), amounts and computations and amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of AGL and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by us concerning our business and properties, ownership, organization, source of income and manner of operation. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common shares. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of AGL and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.

Taxation of AGL and Subsidiaries

  Bermuda

        Under current Bermuda law, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by AGL or its Bermuda Subsidiaries. AGL, AGC, and the Bermuda Subsidiaries have each obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to AGL, AGC or the Bermuda Subsidiaries or to any of their operations or their shares, debentures or other obligations, until March 31, 2035. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda, or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any land leased to AGL, AGC or the Bermuda Subsidiaries. AGL, AGC and the Bermuda Subsidiaries each pay annual Bermuda government fees, and the Bermuda Subsidiaries and AGC pay annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

  United States

        AGL has conducted and intends to continue to conduct substantially all of its foreign operations outside the U.S. and to limit the U.S. contacts of AGL and its foreign subsidiaries (except AGRO and Assured Guaranty (Europe) Ltd., which have each elected to be taxed as a U.S. corporation) so that they should not be engaged in a trade or business in the U.S. A foreign corporation, such as AG Re, that is deemed to be engaged in a trade or business in the United States would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation may generally be entitled to deductions and credits only if it timely files a U.S. federal income tax return. AGL, AG Re and certain of the other foreign subsidiaries have and will continue to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the "branch profits" tax.

        Under the income tax treaty between Bermuda and the U.S. (the "Bermuda Treaty"), a Bermuda insurance company would not be subject to U.S. income tax on income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the U.S. AG Re and the other Bermuda Subsidiaries have conducted and intend to continue to conduct their activities so that they do not have a permanent establishment in the U.S.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the U.S. or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the U.S. or Bermuda nor U.S. citizens.

        Foreign insurance companies carrying on an insurance business within the U.S. have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If AG Re or another Bermuda Subsidiary is considered to be engaged in the conduct of an insurance business in the U.S. and is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of AG Re's or another Bermuda Subsidiary's investment income to U.S. income tax.

        Foreign corporations not engaged in a trade or business in the U.S., and those that are engaged in a U.S. trade or business with respect to their non-effectively connected income are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the U.S. (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the U.S. income tax treaty with the United Kingdom the withholding rate is reduced (i) on dividends from less than 10% owned corporations to 15%; (ii) on dividends from 10% or more owned corporations to 5%; and (iii) on interest to 0%. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income. The standard non-treaty rate of U.S. withholding tax is currently 30%. Accordingly, dividends paid, if any, by Assured Guaranty Overseas US Holdings Inc. to AG Re or other domestic subsidiary corporation to its foreign shareholder where reduced treaty rates are not applicable should be subject to a 30% U.S. withholding tax.

        The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers with respect to risk of a U.S. person located wholly or partly within the U.S. or risks of a foreign person engaged in a trade or business in the U.S. which are located within the U.S. The rates of tax applicable to premiums paid are 4% for direct casualty insurance premiums and 1% for reinsurance premiums.

        Assured Guaranty US Holdings Inc. ("AGUS"), AGC, AG Financial Products Inc., Assured Guaranty Overseas US Holdings Inc. and Assured Guaranty Mortgage Insurance Company are each a U.S. domiciled corporation and AGRO and AGE have elected to be treated as U.S. corporations for all U.S. federal tax purposes. As such, each corporation is subject to taxation in the U.S. at regular corporate rates.

Taxation of Shareholders

  Bermuda Taxation

        Currently, there is no Bermuda capital gains tax, or withholding or other tax payable on principal, interests or dividends paid to the holders of the AGL common shares.

  United States Taxation

        This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the U.S. or any foreign government.

        The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of AGL's shares. Unless otherwise stated, this summary deals only with holders that are U.S. Persons (as defined below) who purchase their shares and who hold their shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. For example, special rules apply to certain shareholders, such as partnerships, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, persons that do not hold their securities in the U.S. dollar, persons who are considered with respect to AGL or any of its foreign subsidiaries as "United States shareholders" for purposes of the controlled foreign corporation ("CFC") rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of AGL or the stock of any of AGL's foreign subsidiaries entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle. Any such shareholder should consult their tax advisor.

        If a partnership holds AGL's shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership owning AGL's shares should consult their tax advisers.

        For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the U.S., (ii) a partnership or corporation, created or organized in or under the laws of the U.S., or organized under any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

        Taxation of Distributions.    Subject to the discussions below relating to the potential application of the CFC, related person insurance income ("RPII") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to AGL's shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of AGL (as computed using U.S. tax principles). Under current legislation, certain dividends paid to individual and certain other non-corporate shareholders before 2013 are eligible for reduced rates of tax. Dividends paid by AGL to corporate shareholders will not be eligible for the dividends received deduction. To the extent such distributions exceed AGL's earnings and profits, they will be treated first as a return of the shareholder's basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset.

        AGL believes dividends paid by AGL on its common shares before 2013 to non-corporate holders will be eligible for reduced rates of tax up to a maximum of 15% as "qualified dividend income," provided that AGL is not a PFIC and certain other requirements, including stock holding period requirements, are satisfied. Qualified dividend income is currently subject to tax at capital gain rates. Note, however, that legislation has periodically been introduced in the U.S. Congress intending to limit the availability of this preferential dividend tax rate where dividends are paid by corporations resident in foreign jurisdictions deemed to be "tax haven" jurisdictions for this purpose.

        Classification of AGL or its Foreign Subsidiaries as a Controlled Foreign Corporation.    Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the foreign corporation, directly or indirectly through foreign entities, on the last day of the foreign corporation's taxable year on which it is CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income). A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation. A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. AGL believes that because of the dispersion of AGL's share ownership, provisions in AGL's organizational documents that limit voting power (these provisions are described in "Description of Share Capital") and other factors, no U.S. Person who owns shares of AGL directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of AGL or any of its foreign subsidiaries. It is possible, however, that the Internal Revenue Service ("IRS") could challenge the effectiveness of these provisions and that a court could sustain such a challenge. In addition, the direct and indirect subsidiaries of AGUS are characterized as CFCs and any subpart F income generated will be included in the gross income of the applicable domestic subsidiaries in the AGL group.

        The RPII CFC Provisions.    The following discussion generally is applicable only if the RPII of AG Re or any other foreign insurance subsidiary that has not made an election under section 953(d) of the Code to be treated as a U.S. corporation for all U.S. federal tax purposes or are CFCs owned directly or indirectly by AGUS (each a "Foreign Insurance Subsidiary" or collectively, with AG Re, the "Foreign Insurance Subsidiaries") determined on a gross basis, is 20% or more of the Foreign Insurance Subsidiary's gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any taxable year in which the Foreign Insurance Subsidiary's gross RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although the Company cannot be certain, it believes that each Foreign Insurance Subsidiary was in prior years of operations and will for the foreseeable future either be below the 20% threshold or meet the requirements of 20% Ownership Exception for each tax year.

        RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of a Foreign Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of AGL's common shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A Foreign Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of AGL by vote or value.

        RPII Exceptions.    The special RPII rules do not apply if (i) at all times during the taxable year less than 20% of the voting power and less than 20% of the value of the stock of AGL (the "20% Ownership Exception") is owned (directly or indirectly through entities) by persons who are (directly or indirectly) insured under any policy of insurance or reinsurance issued by a Foreign Insurance Subsidiary or related persons to any such person, (ii) RPII, determined on a gross basis, is less than 20% of a Foreign Insurance Subsidiary's gross insurance income for the taxable year (the "20% Gross Income Exception), (iii) a Foreign Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) a Foreign Insurance Subsidiary elects to be treated as a U.S. corporation and waive all treaty benefits and meet certain other requirements. The Foreign Insurance Subsidiaries do not intend to make either of these elections. Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in AGL (and therefore, indirectly, in a Foreign Insurance Subsidiary) on the last day of AGL's taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which a Foreign Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of a Foreign Insurance Subsidiary's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. The Foreign Insurance Subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for either the 20% Gross Income Exception or 20% Ownership Exception.

        Computation of RPII.    For any year in which a Foreign Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception, AGL may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent AGL is unable to determine whether a beneficial owner of shares is a U.S. Person, AGL may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. If a Foreign Insurance Subsidiary meets the 20% Ownership Exception or the 20% Gross Income Exception, RPII shareholders will not be required to include RPII in their taxable income.

        Apportionment of RPII to U.S. Holders.    Every RPII shareholder who owns shares on the last day of any taxable year of AGL in which a Foreign Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception should expect that for such year it will be required to include in gross income its share of a Foreign Insurance Subsidiary's RPII for the portion of the taxable year during which the Foreign Insurance Subsidiary was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of the Foreign Insurance Subsidiary's RPII.

        Basis Adjustments.    An RPII shareholder's tax basis in its common shares will be increased by the amount of any RPII the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by AGL out of previously taxed RPII income. The RPII shareholder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

        Uncertainty as to Application of RPII.    The RPII provisions are complex, have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to the Foreign Insurance Subsidiaries is uncertain. In addition, the Company cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor which does business with a Foreign Insurance Subsidiary and is considering an investment in common shares should consult his tax advisor as to the effects of these uncertainties.

        Information Reporting.    Under certain circumstances, U.S. Persons owning shares (directly, indirectly or constructively) in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation and who owned the stock on the last day of that year; and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which AGL determines that the 20% Gross Income Exception and the 20% Ownership Exception does not apply, AGL will provide to all U.S. Persons registered as shareholders of its shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in certain circumstances.

        Dispositions of AGL's Shares.    Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, holders of shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals (subject to increase in 2013 without Congressional action) and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). The Company believes that because of the dispersion of AGL's share ownership, provisions in AGL's organizational documents that limit voting power and other factors that no U.S. shareholder of AGL should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of AGL; to the extent this is the case this application of Code Section 1248 under the regular CFC rules should not apply to dispositions of AGL's shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, AGL will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 in conjunction with the RPII rules also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Ownership Exception or 20% Gross Income Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. The Company believes, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of AGL's shares because AGL will not be directly engaged in the insurance business. The Company cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

        Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the "75% test") or (ii) 50% or more of its assets produce passive income (the "50% test").

        If AGL were characterized as a PFIC during a given year, each U.S. Person holding AGL's shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such person (i) is a 10% U.S. Shareholder and AGL is a CFC or (ii) made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that AGL would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election. In addition, if AGL were considered a PFIC, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the common shares during the three preceding taxable years (or shorter period during which the taxpayer held common shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the common shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the common shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by AGL to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income with respect to dividends paid before 2013.

        For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business... is not treated as passive income." The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income..." and as if it "held its proportionate share of the assets..." of any other corporation in which it owns at least 25% of the value of the stock.

        The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The Company expects, for purposes of the PFIC rules, that each of AGL's insurance subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of AGL's insurance subsidiaries should be treated as passive. Additionally, the Company expects that in each year of operations the passive income and assets of AGL's non-insurance subsidiaries will not exceed the 75% test or 50% test amounts in each year of operations with respect to the overall income and assets of AGL and its subsidiaries. Under the look-through rule AGL should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, the Company believes that AGL was not and should not be treated as a PFIC. The Company cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not successfully challenge this position. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

        Foreign tax credit.    If U.S. Persons own a majority of AGL's common shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by AGL (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. The Company will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "general" income. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

        Information Reporting and Backup Withholding on Distributions and Disposition Proceeds.    Information returns may be filed with the IRS in connection with distributions on AGL's common shares and the proceeds from a sale or other disposition of AGL's common shares unless the holder of AGL's common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

        Changes in U.S. Federal Income Tax Law Could Materially Adversely Affect AGL or AGL's Shareholders.     Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the U.S. but have certain U.S. connections. For example, legislation has been introduced in Congress to limit the deductibility of reinsurance premiums paid by U.S. companies to foreign affiliates. It is possible that this or similar legislation could be introduced in and enacted by the current Congress or future Congresses that could have an adverse impact on AGL or AGL's shareholders.

        Additionally, tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC or a PFIC or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. Additionally, the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. The Company cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

SELLING SHAREHOLDERS

        The selling shareholders will be identified in supplements hereto.

PLAN OF DISTRIBUTION

        The selling shareholders may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale so that those common shares may be freely sold to the public by the selling shareholders. Registration of the common shares covered by this prospectus does not mean, however, that those common shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. See "Use of Proceeds." We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, fees payable to the SEC and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus.

        The selling shareholders may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

  •
  in privately negotiated transactions;

  •
  through broker-dealers, who may act as agents or principals;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  directly to one or more purchasers;

  •
  in short sales;

  •
  through the writing of options on the common shares;

  •
  through agents; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

        In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriters, broker-dealers or agents participating in the distribution of the common shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

        Some of the common shares covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

 EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2010 and the audited historical statements of Financial Security Assurance Holdings Ltd. included in Exhibit 99.2 of AGL's Current Report on Form 8-K filed on July 8, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters as to U.S. law in connection with this offering will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.

 ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES
LAWS AND OTHER MATTERS

        AGL is organized under the laws of Bermuda. In addition, some of AGL's directors and officers reside outside the United States, and a portion of their assets and AGL's assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon AGL or its non-U.S. directors and officers or to recover against AGL or its non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against AGL or its directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on AGL or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, AGL may be served with process in the United States with respect to actions against AGL arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving AGL's U.S. agent irrevocably appointed for that purpose.

        AGL has been advised by Conyers Dill & Pearman Limited, AGL's special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against AGL or its directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against AGL or such persons predicated solely upon U.S. federal securities laws. A Bermuda court would likely enforce a final and conclusive judgment in personam, which means a judgment against a specific person rather than against specific property, obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that the Bermuda court was satisfied that each of the following conditions was met:

  •
  the U.S. court had proper jurisdiction over the parties subject to such judgment;

  •
  the U.S. court did not contravene the rules of natural justice of Bermuda;

  •
  the judgment of the U.S. court was not obtained by fraud;

  •
  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

  •
  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

  •
  there is due compliance with the correct procedures under the laws of Bermuda.

        Further, AGL has been advised by Conyers Dill & Pearman Limited that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against AGL based upon such judgments.

 WHERE YOU CAN FIND MORE INFORMATION

        AGL files annual, quarterly and special reports, proxy statements and other information with the SEC. AGL's filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any document AGL files in the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like AGL, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents AGL files under the Exchange Act is 001-32141. AGL's SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

        AGL is allowed to "incorporate by reference" information filed with the SEC, which means that AGL can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that AGL files subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. AGL incorporates by reference the documents listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that AGL sells all of the securities offered by this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011;

  •
  Current Reports on Form 8-K filed on March 7, 2011, April 8, 2011, April 22, 2011 (only the Form 8-K that was filed, as opposed to furnished, on such date), May 10, 2011 (only to the extent filed, as opposed to furnished), May 13, 2011 and May 27, 2011;

  •
  Financial Security Assurance Holdings Ltd. Consolidated Financial Statements as of June 30, 2009 filed as Exhibit 99.1 to AGL's Current Report on Form 8-K filed on March 30, 2010;

  •
  Audited consolidated balance sheets of Financial Security Assurance Holdings Ltd. at December 31, 2008 and December 31, 2007 and the related consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for each of the years ended December 31, 2008, 2007 and 2006 filed as Exhibit 99.2 to AGL's Current Report on Form 8-K filed on July 8, 2009; and

  •
  The description of AGL's common shares contained in the Registration Statement on Form 8-A, dated April 15, 2004, filed with the SEC under Section 12(b) of the Exchange Act.

        You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:

Investor Relations
Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
Telephone: (441) 279-5700

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:

SEC Registration Fee	$20,000	(1)(2)
Accounting fees and expenses	6,000	(2)
Legal fees and expenses	50,000	(2)
Printing fees	10,000	(2)
Miscellaneous fees and expenses	14,000	(2)

Total	$100,000	(2)

(1)
Plus amounts deferred in accordance with Rules 456(b) and 457(r).

(2)
Estimated.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Bye-law 30 of Registrant's Bye-Laws provides, among other things, that the directors and officers (such term to include for purposes of Bye-laws 30 and 31 any person appointed to any committee by the board of directors and any person who is or was serving the request of Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (and any person serving as a director, officer or employee of a subsidiary of the Registrant shall be deemed to be so serving of the request of the Registrant) and the resident representative for the time being acting in relation to any of the affairs of Registrant or any subsidiary thereof and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of Registrant and every one of them, and their respective heirs, executors and administrators: (i) shall be indemnified and secured harmless out of the assets of Registrant from and against all actions, liabilities, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act by such person, or other person or a collective of persons (including, without limitation, the Board) or by the Registrant done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of fraud or dishonesty; (ii) shall not be liable for the acts, receipts, neglects or defaults of any other director or officer or other person, or for any loss or expense incurred by Registrant through the insufficiency or deficiency of title to any property acquired by the board of directors for or on behalf of Registrant, or for the insufficiency or deficiency of any security in or upon which any of the monies of Registrant is invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects is deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of the duties of his or her office, or in relation thereto, unless the same happens through fraud or dishonesty on his or her part; and (iii) shall be indemnified out of the assets of Registrant against all liabilities, costs, changes, losses, damages and expenses which any of them shall or may incur or sustain, by or by reason of any act, by such person, or other person or a collective of persons (including, without limitation, the board of directors), or by Registrant, done, concurred in or omitted (actual or alleged) in or about the execution of his, her or their duty, or supposed duty, or in his, her or their respective offices or trusts, in defending or appearing or giving evidence in any proceedings (such term to include, for the purposes of Bye-law 30, threatened proceedings, investigations and enquiries, whether by a regulatory authority, prosecutions authority or otherwise), whether civil or criminal, including where allegations of fraud and dishonesty are made against such indemnified person, and Registrant shall pay to or on behalf of such indemnified person any and all reasonable costs, charges and expenses associated in defending or appearing or giving evidence with respect to such indemnified person in such proceedings (including, without limitation, independent representation and counseling by an attorney or other professional selected by such indemnified person) as and when such liabilities, losses, costs and expenses are incurred, provided that, in the event of a finding of fraud or dishonesty (such fraud or dishonesty having been established in a final judgment or decree not subject to appeal), such indemnified person shall reimburse to Registrant all funds paid by Registrant in respect of liabilities, losses, costs and expenses of defending such proceedings. The provisions of Bye-law 30 (and Bye-law 31) shall apply to, and for the benefit of, any person acting as (or with the reasonable belief that he or she will be appointed or elected as) a director, secretary, other officer, the resident representative, or liquidator or trustee in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election and to any person who is no longer, but at one time was, a director, secretary, other officer, resident representative or liquidator or trustee of Registrant. Bye-law 30 also permits the Registrant to purchase insurance for the benefit of directors, officers and employees against liabilities, costs, changes, losses, damages and expenses incurred in such capacity. Bye-law 30 is not exclusive of other rights indemnified persons may have. Bye-law 30 cannot be amended or repealed to the detriment of an indemnified person for a claim based on an act or failure to act that occurred prior to such amendment, repeal or termination.

        Bye-law 31 of Registrant's Bye-Laws provides that Registrant and each shareholder agree to waive any claim or right of action it might have, whether individually or by or in the right of Registrant, against any director, chairman, president, secretary, other officer, resident representative or liquidator or trustee of Registrant on account of any action taken by such director or other such person, or the failure of such director or other such person to take any action in the performance of his or her duties with or for Registrant or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or other such person.

        The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

        Certain of Registrant's executive officers have employment agreements that provide that they are entitled to indemnification in accordance with the Registrant's Bye-laws and other governing documents. In addition, Registrant has entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of Registrant's directors or officers or is or was a director, officer, employee or agent of another entity at Registrant's request or relating to anything done or not done by the indemnitee in such a capacity. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution. The indemnification agreements set forth procedures relating to indemnification claims. The agreements also provide for maintenance of directors' and officer's liability insurance.

        Registrant has purchased directors' and officers' liability insurance policies. Such insurance would be available to Registrant's directors' and officers' in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers.

        The Registrant expects that any underwriting agreement that it may enter in connection with the securities registered pursuant to this registration statement may contain provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Registrant against certain liabilities under the Securities Act of 1933, as amended.

ITEM 16.    EXHIBITS.

        See the Exhibit Index, which is hereby incorporated herein by reference.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

  (a)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (b)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (d)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (e)
  That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

  (iv)
  Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Assured Guaranty Ltd.'s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Assured Guaranty Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 13th day of July, 2011.

ASSURED GUARANTY LTD.
By:	/s/ ROBERT A. BAILENSON
	Name:	Robert A. Bailenson
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Position	Date

* Walter A. Scott	Chairman of the Board; Director	July 13, 2011
/s/ DOMINIC J. FREDERICO Dominic J. Frederico	President and Chief Executive Officer (Principal Executive Officer); Director	July 13, 2011
/s/ ROBERT A. BAILENSON Robert A. Bailenson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 13, 2011
* Neil Baron	Director	July 13, 2011
* Francisco L. Borges	Director	July 13, 2011
* G. Lawrence Buhl	Director	July 13, 2011
* Stephen A. Cozen	Director	July 13, 2011

Name			Position	Date

* Patrick W. Kenny			Director	July 13, 2011
* Donald H. Layton			Director	July 13, 2011
* Robin Monro-Davies			Director	July 13, 2011
* Michael T. O'Kane			Director	July 13, 2011
* Wilbur L. Ross, Jr.			Director	July 13, 2011
/s/ DOMINIC J. FREDERICO Dominic J. Frederico			Authorized Representative in the United States	July 13, 2011
*By:	/s/ ROBERT A. BAILENSON
	Name:	Robert A. Bailenson Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement relating to common shares*
3.1
Certificate of Incorporation and Memorandum of Association of the Registrant, as amended by Certificate of Incorporation on Change of Name dated March 30, 2004 and Certificate of Deposit of Memorandum of Increase of Capital dated April 21, 2004 (Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended December 31, 2009.)
3.2	First Amended and Restated Bye-Laws of Assured Guaranty Ltd., as amended (Incorporated by reference to exhibit 3.1 to Current Report on Form 8-K filed on May 10, 2011.)
4.1	Specimen Common Share Certificate (Incorporated by reference to exhibit 4.1 to Amendment No. 2 to Form S-1 (333-111491) filed by the Registrant on April 2, 2004.)
5.1	Opinion of Conyers Dill & Pearman Limited
8.1	Opinion of Conyers Dill & Pearman Limited re: tax matters
8.2	Opinion of Mayer Brown LLP re: tax matters
23.1	Consent of PricewaterhouseCoopers LLP (Assured Guaranty)
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibits 5.1 and 8.1)
23.3	Consent of Mayer Brown LLP (included in Exhibit 8.2)
24.1	Powers of Attorney
99.1	Form F-N

*
To be filed by post-effective amendment or on Form 8-K and incorporated by reference herein in connection with an offering of securities.